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G. TOMAS RHODUS                  [LOGO]                  4100 Thanksgiving Tower
Direct No. 214.922.8924                                  1601 Elm Street
trhodus@lrmlaw.com                                       Dallas, Texas 75201
                                                         Telephone: 214.954.4135
                                                         Telefax: 214.953.1332
H O U S T O N  o  D A L L A S



                                  May 10, 2001


Cap Rock Energy Corporation
500 West Wall Street, Suite 400
Midland, Texas 79701


         Re: Tax opinion regarding the federal income effects to Cap Rock Electric Cooperative, Inc. and its Members from proposed recapitalization.


Ladies and Gentleman:

         Our opinion has been requested on certain specific matters of U.S. Federal Income Tax law with respect to Cap Rock Energy Corporation ("the Company"); Cap Rock Electric Cooperative, Inc. ("the Cooperative"); and the Cooperative's members and former members (collectively, "the Members") under the circumstances described below.

         We have been asked to opine on certain tax aspects of proposed transactions between the Cooperative and the Members, and Cap Rock Energy Corporation ("the Company"), such transactions being referred to in the prospectus dated May 15, 2001 ("the Prospectus") as "the Conversion Plan". We have not acted as counsel to the Cooperative or the Company in any other capacity with respect to either the Conversion Plan or the Prospectus. In rendering the opinions set forth herein, we are relying entirely on the description of the Conversion Plan, as it is appears in the Prospectus. To the extent that the Conversion Plan is other than as described in the Prospectus, the opinions set forth herein would be affected and rendered invalid.

         The specific matters of federal income tax law upon which you have requested our opinion are as follows:

         (1) What are the federal income tax consequences of the Conversion Plan to the Cooperative, and to the Company?

         (2) What are the federal income tax consequences of the Conversion Plan to the Members who will receive stock of the Company under the Conversion Plan?

         (3) What are the federal income tax consequences to the Members who have previously elected to exchange their interests in the Cooperative for stock in the Company and who, despite the offer to permit them to rescind their previous election and accept either electric

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May 10, 2001
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credits or cash instead of stock in the Company, decline such recission offer and maintain their decision to accept stock in the Company?

         (4) What are the federal income tax consequences to those Members who previously elected to accept either electric credits or cash instead of stock in the Company and the Members who have previously elected to exchange their interests in the Cooperative for stock in the Company, and who accept the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company?

         Other than the above specific requested tax opinions, no other opinions have been requested and no other opinions are expressed or implied.

         Our opinions are based upon the description of the Conversion Plan as set forth in the Prospectus, which the Cooperative and the Company have represented to us that we may assume for purposes of this opinion. We have no reason to believe that any of these represented facts are not true and accurate or that any assumed future events will not occur as contemplated. Further, we have no reason to believe that we cannot rely upon the Cooperative's and the Company's statements relating these facts and events. However, we have no knowledge or information regarding the formation, operation, management or finances of the Cooperative or the Company, other than as has been represented to us. To the extent the facts of any actual situation are different from those relied upon, our opinion should be disregarded as it might be different under the actual facts than as stated in the Prospectus.

         Based upon our review of the Conversion Plan, as set forth in the Prospectus and such other documents as we have deemed necessary to review, upon the assumptions set forth above, and upon the representations made to us by the Cooperative and the Company, we are of the opinion that under the United States federal income tax laws in effect on the date hereof:

         A. Neither the Company nor the Cooperative should incur any federal income tax liability upon consummation of the Conversion Plan.

         In essence, the Conversion Plan contemplates that substantially all of the assets and liabilities of the Cooperative will be transferred to the Company, in exchange for stock of the Company. Following this exchange, the Cooperative will be liquidated and the shares of the Company will be distributed to the Members of the Cooperative who have positive equity accounts. Immediately following the asset-for-stock exchange, the Cooperative or the Members will own 100 percent of the outstanding stock of the Company.

         The Conversion Plan appears to be a virtual text-book example of a "Type D" corporate reorganization (Int. Rev. Code of 1986 ("CODE") Section 368(a)(1)(D)). SEE GENERALLY, Bittker and Eustice, TAXATION OF CORPORATIONS AND SHAREHOLDERS, Chap. 12.26 (Warren, Gorham & Lamont;

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May 10, 2001
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7th Ed., 2000).  There is also authority suggesting that a transaction structured in this fashion qualifies as a "Type E" reorganization (CODE, Section 368(a)(1)(E)).

         Where a transaction meets the requirements of any of the forms of reorganization described in Section 368(a)(1) of the CODE (including but not limited to "Type D" or "Type E" reorganizations), the transaction will generally be tax-free to the affected corporations. CODE, Section 361.

         In the case of Type D reorganizations, there is a proviso that, if the liabilities assumed by the transferee corporation, plus the amount of liabilities to which transferred property is subject, exceeds the tax basis of the assets transferred, the transferor will recognize taxable income to the extent that the total of such liabilities (either assumed or taken "subject to") exceeds basis. CODE, Section 357(c)(1)(B). In this instance, we have been advised that the liabilities assumed by the Company together with the liabilities to which the property transferred is subject will not exceed the tax basis of the assets transferred to the Company. Therefore, there will be no taxable income realized by the Cooperative by reason of this proviso.

         Subject to the conditions set forth herein, we therefore are of the opinion that neither the Company nor the Cooperative should incur any federal income tax liability by reason of the Conversion Plan. In such event, the Company will assume the Cooperative's basis in the transferred assets and the applicable holding period and accounting methods relating thereto.

         B. Members who will receive stock of the Company in the Conversion Plan should not incur any federal income tax liability by reason of the Conversion Plan.

         One of the requirements for a Type D reorganization is that, following the transfer of assets in exchange for stock, "the stock or securities of the corporation to which the assets were transferred are distributed in a transaction which qualifies under section 354, 355 or 356 [of the CODE]".

         Subject to certain conditions set forth below, Section 355 of the Code provides that no taxable gain or loss shall be realized to the recipients of stock, where the stock is that of a corporation controlled by the distributing corporation immediately prior to the distribution. Additional conditions include:

         1. that the stock in question be distributed to a shareholder with respect to its stock, or to a security holder, in exchange for its securities. CODE, Section 355 (a)(1)(A);

         2. that transaction not be used principally as a device for the distribution of the earnings and profits of either the distributing corporation of the controlled corporation whose stock is being distributed. CODE, Section 355 (a)(1)(B);

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May 10, 2001
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         3.   that the corporation whose stock is distributed is, following the transaction, engaged in the active conduct of a trade or business which has been actively conducted for the preceding five years. CODE, Section 355(a)(1)(C); and

         4. that, as part of the distribution, the distributing corporation distributes all of the stock or securities in the controlled corporation held by it immediately before the distribution in question. CODE, Section 355(a)(1)(D).

         According to the Conversion Plan, it appears that the Cooperative will control the Company immediately after the asset-stock exchange described in the Conversion Plan, and that immediately following the asset-stock exchange, the Cooperative will distribute all of the Company's stock in its possession to its members or former members in exchange for the interests of the Members. While the interests of the Members do not fit the standard conceptions of either "stock" or "securities", there is authority that such interests constitute a form of equity; and therefore it is probable that such interests qualify as "stock" or "securities" within the meaning of CODE
Section 355 and Section 368. According to the Prospectus, the Company intends to continue to carry on the active business that has been conducted by the Cooperative since 1939. We have been advised that transaction is not being used principally as a device for the distribution of the earnings and profits of either the Cooperative or the Company.

         Subject to the conditions set forth herein, we therefore are of the opinion that the Members who will receive stock of the Company in the Conversion Plan will not recognize any taxable gain or loss by reason of the Conversion Plan, except for cash payments received for fractional interests which exceed the tax basis of such interest. In such event, the basis of stock received by Members will be equal to the tax basis of the interest in the Cooperative that was surrendered.

         C. Members who have previously elected to exchange their interests in the Cooperative for stock in the Company and who, despite the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company, decline such recission offer and maintain their decision to accept stock in the Company, should not incur any federal income tax liability by reason of the Conversion Plan.

         Although some Members have already indicated their intention to accept stock in the Company from the Cooperative in exchange for their interests in the Cooperative, the Company and the Cooperative intend to offer such Members the opportunity to change their minds and to receive, instead of Company stock, either cash (in an amount equal to 63 percent of their equity accounts plus $100) or credits to their electric bills (in an amount equal to 100% of their equity accounts, plus $100).

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May 10, 2001
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         The offer of cash (or cash equivalent in the form of electric bill credits) is not being made unconditionally. It is being made subject to the condition that certain valuable rights be surrendered, i.e., the existing interest in the Cooperative and the rights associated with stock in the Company, including the possibility of future appreciation of the value thereof. The proffered cash or electric credits are therefore, in our opinion, not considered to have been "constructively received".

         Therefore, we are of the opinion that those Members who have previously elected to exchange their interests in the Cooperative for stock in the Company and who, despite the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company, decline such recission offer and maintain their decision to accept stock in the Company, should not incur any federal income tax liability by reason of the Conversion Plan.

         D. Those Members who previously elected to accept either electric credits or cash instead of stock in the Company and those Members who have previously elected to exchange their interests in the Cooperative for stock in the Company, and who accept the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company may incur federal income tax liability by reason of such election. The amount of income tax liability will be dependent upon the amount of taxable gain incurred, which will be equal to amount, if any, by which the value of the money or credit received exceeds the basis of the interest in the Cooperative which is surrendered.

         Under the CODE, the receipt of proceeds or distributions will be considered taxable unless there is a provision of the CODE that makes such receipt exempt from taxation. As noted hereinabove, there are various sections of the CODE that exempt transactions from current taxation. Generally speaking, such instances are limited to situations where one form of stock or security is exchanged for another. There are no provisions exempting from taxation transactions where an interest in an enterprise is exchanged for cash. The CODE generally treats the receipt of a cash equivalent - such as credits to an electric bill - the same as the receipt of cash.

         We therefore conclude that Members who previously elected to accept either electric credits or cash instead of stock in the Company and Members who have previously elected to exchange their interests in the Cooperative for stock in the Company, and who accept the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company will potentially incur federal income tax liability by reason of such election. The amount of income tax liability (if any) will be dependent upon the amount of taxable gain incurred, which will be equal to amount, if any, by which the value of the money or credit received exceeds the Member's tax basis of the interest in the Cooperative which is surrendered.

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May 10, 2001
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         The above opinions are based on currently existing provisions of the
Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this opinion.

         We have been advised that the Conversion Plan - specifically, the conversion of a Texas cooperative corporation qualified as tax-exempt under Code Section 501(c)(12), to a fully-taxable Texas business corporation - is, to the best of the knowledge of the Cooperative and the Company, unique. Our research has confirmed that there are no reported cases or rulings that appear to have involved such a transaction. Accordingly, there is no direct authority to support the opinions expressed herein. Such opinions are based on what we believe are reasonable interpretations of the applicable statutes and regulations, in light of the reported cases and rulings involving transactions that appear to us to be analogous to the transactions contemplated by the Conversion Plan. Many of the critical issues pertaining to taxability of the transactions contemplated by the Conversion Plan are inherently factual. No assurance can be given that the Internal Revenue Service, or a court, will not reach different conclusions. Because of the uniqueness of the contemplated transactions and the lack of direct authority supporting our opinion, we have been constrained to opine that certain tax consequences "should" result. The use of the term "should" rather than "will" should not be taken to suggest any risks bearing on our opinions other than the lack of controlling authority (together with those conditions and provisos otherwise specifically set forth herein).

         You have not asked for, and we do not express, any opinion concerning the tax consequences of any transaction or agreement between the Cooperative and the Company, or the Cooperative and its members or former members, other than those expressly set forth above.

         This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions set forth above do not consider or address any possible state, local or foreign tax aspects of the Conversion Plan.

         This opinion is rendered as of the date hereof based on the facts and law in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or not material, that may be brought to our attention at a later date. Any change in the facts and assumptions stated above, upon which this opinion is based, could modify the conclusions expressed herein.

                                       Very truly yours,

                                       LOOPER, REED & McGRAW,
                                       A Professional Corporation

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May 10, 2001
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                                       By: /s/ G. Tomas Rhodus
                                          --------------------------
                                          G. Tomas Rhodus